Exhibit 99.1

[CBL LETTERHEAD]

PRESS RELEASE

Investor Contact: Katie Reinsmidt, Director of Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

SECOND QUARTER RESULTS

•	Same-center mall NOI increased 2.6% during the second quarter
•	FFO per share was $0.77 in the second quarter, excluding the preferred redemption charge
•	Same-store sales improved by 2.0% as of June 30, 2007
•	Total revenues increased 4.7% in the second quarter
•	Stabilized mall occupancy increased 80 basis points to 92.2% as of June 30, 2007

CHATTANOOGA, Tenn. (August 2, 2007) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2007. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the second quarter ended June 30, 2007, was $11,465,000, or $0.17 per diluted share, compared with $20,928,000, or $0.32 per diluted share, for the prior-year period. Net income available to common shareholders for the six months ended June 30, 2007, was $28,866,000, or $0.44 per diluted share, compared with $41,541,000, or $0.64 per diluted share, for the prior-year period.

The decline in net income available to common shareholders for the second quarter and six months ended June 30, 2007, was largely attributable to certain one-time and non-cash items totaling $6,611,000 and $7,026,000, respectively, after adjustment for minority interest. Additionally, net income available to common shareholders for the second quarter and six months ended June 30, 2007, was impacted by higher interest and depreciation expense partially offset by improvements in income from operations and gain on sale of real estate assets. An analysis of items having an impact on net income after adjustment for minority interest of the operating partnership is provided below.

•

Net income for the second quarter and six months ended June 30, 2006, included gains on sale from properties sold in second quarter 2006 of $4,061,000 and $4,027,000, respectively. There was a negligible gain related to the sold properties included in the current comparable periods.

•

Net income for the second quarter and six months ended June 30, 2007, was reduced by $2,016,000 for the write-off of direct issuance costs related to the redemption of the Company’s 8.75% Series B Perpetual Preferred Stock on June 28, 2007 (“preferred redemption charge”). There was no comparable charge in the prior-year periods.

•

Net income for the second quarter and six months ended June 30, 2007, was reduced by $534,000 and $985,000, respectively, for a non-cash income tax provision. There was not a comparable charge in the prior-year periods.

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CBL Reports Second Quarter Results

August 2, 2007

Funds from operations (“FFO”) per share on a diluted, fully converted basis for the second quarter ended June 30, 2007, was $0.77, excluding the gross preferred redemption charge of $0.03 per diluted, fully converted share. FFO allocable to common shareholders including the preferred redemption charge was $48,380,000, or $0.74 per diluted, fully converted share, for the second quarter ended June 30, 2007, compared with $49,093,000, or $0.76 per diluted, fully converted share, for the prior-year period.

FFO per share on a diluted, fully converted basis for the six months ended June 30, 2007, was $1.55, excluding the gross preferred redemption charge of $0.03 per diluted, fully converted share. FFO allocable to common shareholders including the preferred redemption charge was $99,379,000, or $1.52 per diluted, fully converted share, for the six months ended June 30, 2007, compared with $101,677,000, or $1.58 per diluted, fully converted share, for the prior-year period.

FFO of the operating partnership for the second quarter 2007 was $85,948,000, compared with $88,535,000 for the prior-year period. FFO of the operating partnership for the six months ended June 30, 2007 was $176,705,000, compared with $185,102,000 for the prior-year period.

FFO for the second quarter and six months ended June 30, 2007, was also reduced by $948,000 and $1,751,000, respectively, for a non-cash income tax provision. There was not a comparable charge in the prior-year periods.

HIGHLIGHTS

•

Total revenues increased 4.7% in the second quarter of 2007 to $246,480,000 from $235,326,000 in the prior-year period. Total revenues increased 3.4% in the six months ended June 30, 2007 to $495,665,000 from $479,186,000 in the prior-year period.

•

Same-center net operating income (“NOI”) for the portfolio for the quarter and six months ended June 30, 2007, increased by 2.4% and declined 0.4%, respectively, compared with a 4.0% and 3.6% increase, respectively, for the prior-year periods. Excluding lease termination fees, same-center NOI for the portfolio for the quarter and six months ended June 30, 2007, increased 2.6% and 0.4%, respectively.

•

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of June 30, 2007, increased 2.0% compared with a 3.8% increase for the prior-year period. Sales for the rolling twelve months ended June 30, 2007, were $344 per square foot.

•

The debt-to-total-market capitalization ratio as of June 30, 2007, was 53.2% based on the common stock closing price of $36.05 and a fully converted common stock share count of 116,285,000 shares as of the same date. The debt-to-total-market capitalization ratio as of June 30, 2006, was 48.2% based on the common stock closing price of $38.93 and a fully converted common stock share count of 115,989,000 shares as of the same date.

•

Consolidated and unconsolidated variable rate debt of $921,604,000 represents 9.6% of the total market capitalization for the Company and 18.1% of the Company’s share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “An improving leasing effort and continued high demand for new space by retailers led to year-to-date double-digit growth in rental spreads and an 80 basis point increase in stabilized mall occupancy. The mood among retailers coming off the first half of the year – and confirmed by recent meetings at the ICSC Convention and CBL’s Connection Event – is very positive with expectations for a strong back-to-school season and growth plans that include new concepts and new locations. These

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CBL Reports Second Quarter Results

August 2, 2007

trends, combined with ongoing investments in our properties, should provide a solid base for CBL to continue to build momentum in same-center NOI growth.

“As expected, our development and redevelopment program is enhancing and adding to the value of our existing portfolio. With two new open-air developments announced recently and a number of projects expected to open throughout the remainder of the year, we are as active as we have ever been on new developments. We continue to pursue additional development/redevelopment opportunities to complement the internal growth in our portfolio. We are optimistic that these endeavors will generate accelerated growth for our Company going forward.”

PORTFOLIO OCCUPANCY
	June 30,
	2007	2006
Portfolio occupancy	91.6%	91.4%
Mall portfolio	91.7%	91.4%
Stabilized malls	92.2%	91.4%
Non-stabilized malls	82.1%	89.3%
Associated centers	92.3%	91.8%
Community centers	82.7%	88.5%

OTHER SIGNIFICANT EVENTS

Today, the Company announced that its Board of Directors has authorized a common stock repurchase plan for the purchase of up to $100 million of common stock effective over the next twelve months. Any stock repurchases will be made from time to time through open market purchases.

During the second quarter, CBL exercised its option to redeem all 2,000,000 outstanding shares of its 8.75% Series B Cumulative Redeemable Preferred Stock at the par value of $50.00 per share plus accrued and unpaid dividends of $1.069444 per share. The redemption resulted in a gross charge to FFO and net income of approximately $3.6 million in the second quarter 2007 related to the write-off of direct issuance costs for the 8.75% Series B Cumulative Redeemable Preferred Stock.

DISPOSITIONS

During the second quarter, CBL entered into an agreement to sell Twin Peaks Mall in Longmont, CO. The 556,000 square foot regional mall will be sold for $33.6 million to Panattoni Development Company, LLC. Proceeds from the sale will be used to reduce outstanding borrowings on the Company’s lines of credit. The sale is expected to generate a gain of approximately $3.9 million that will be recognized in the third quarter 2007.

OUTLOOK AND GUIDANCE

Based on today’s outlook, the Company’s second quarter results, the preferred redemption charge, and the expected disposition of Twin Peaks Mall, the Company is revising guidance for 2007 FFO to the range of $3.37 to $3.47 per share. The full year guidance continues to assume same-center NOI growth in the range of 1.5% to 2.5% and excludes the impact of any future acquisitions. Specific factors impacting the guidance will be outlined in the Company’s conference call. The Company expects to update its annual guidance after each quarter’s results.

	Low	High
Expected diluted earnings per common share	$1.24	$1.34
Adjust to fully converted shares from common shares	(0.54)	(0.58)
Expected earnings per diluted, fully converted common share	0.70	0.76
Add: depreciation and amortization	2.15	2.15
Less: gain on disposal of discontinued operations	(0.03)	(0.03)
Add: minority interest in earnings of Operating Partnership	0.55	0.59
Expected FFO per diluted, fully converted common share	$3.37	$3.47

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CBL Reports Second Quarter Results

August 2, 2007

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on Friday, August 3, 2007, to discuss the second quarter results. The number to call for this interactive teleconference is 913-981-5546. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 6017254. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2007 second quarter earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on August 3, 2007, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through August 10, 2007.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 132 properties, including 80 regional malls/open-air centers. The properties are located in 27 states and total 75.2 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has thirteen projects under construction totaling 1.8 million square feet including Pearland Town Center in Houston (Pearland), TX; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, eight mall expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

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CBL Reports Second Quarter Results

August 2, 2007

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

NOI is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Second Quarter Results

August 2, 2007

CBL & Associates Properties, Inc.

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES:
Minimum rents	$155,046	$148,447	$309,409	$299,566
Percentage rents	1,851	1,793	8,334	8,107
Other rents	3,947	3,544	8,362	7,397
Tenant reimbursements	74,992	74,292	152,715	149,934
Management, development and leasing fees	3,954	1,687	5,175	2,764
Other	6,690	5,563	11,670	11,418
Total revenues	246,480	235,326	495,665	479,186
EXPENSES:
Property operating	38,850	36,607	81,917	76,949
Depreciation and amortization	60,530	54,241	117,174	108,404
Real estate taxes	19,864	20,364	40,512	39,450
Maintenance and repairs	14,011	13,436	29,312	26,001
General and administrative	10,570	9,062	20,767	18,649
Loss on impairment of real estate assets	—	274	—	274
Other	4,802	4,520	8,441	8,688
Total expenses	148,627	138,504	298,123	278,415
Income from operations	97,853	96,822	197,542	200,771
Interest and other income	2,883	1,946	5,628	3,678
Interest expense	(68,814)	(63,661)	(134,941)	(127,590)
Loss on extinguishment of debt	—	—	(227)	—
Gain on sales of real estate assets	2,698	2,030	6,228	2,930
Equity in earnings of unconsolidated affiliates	1,084	1,118	1,682	3,186
Income tax provision	(948)	—	(1,751)	—
Minority interest in earnings:
Operating partnership	(9,035)	(17,726)	(22,598)	(35,855)
Shopping center properties	(3,567)	(673)	(4,297)	(1,261)
Income before discontinued operations	22,154	19,856	47,266	45,859
Operating income from discontinued operations	534	1,499	520	3,751
Gain (loss) on disposal of discontinued operations	—	7,215	(55)	7,215
Net income	22,688	28,570	47,731	56,825
Preferred dividends	(11,223)	(7,642)	(18,865)	(15,284)
Net income available to common shareholders	$11,465	$20,928	$28,866	$41,541
Basic per share data:
Income before discontinued operations, net of preferred dividends	$0.17	$0.19	$0.44	$0.48
Discontinued operations	0.01	0.14	—	0.18
Net income available to common shareholders	$0.18	$0.33	$0.44	$0.66
Weighted average common shares outstanding	65,246	64,003	65,178	63,333
Diluted per share data:
Income before discontinued operations, net of preferred dividends	$0.17	$0.19	$0.43	$0.47
Discontinued operations	—	0.13	0.01	0.17
Net income available to common shareholders	$0.17	$0.32	$0.44	$0.64
Weighted average common and potential dilutive common shares outstanding	65,922	65,385	65,905	64,857

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CBL Reports Second Quarter Results

August 2, 2007

The Company's calculation of FFO allocable to Company shareholders is as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income available to common shareholders	$11,465	$20,928	$28,866	$41,541
Minority interest in earnings of operating partnership	9,035	17,726	22,598	35,855
Depreciation and amortization expense of:
Consolidated properties	60,530	54,241	117,174	108,404
Unconsolidated affiliates	3,621	3,365	7,125	6,643
Discontinued operations	435	230	859	1,348
Non-real estate assets	(234)	(210)	(462)	(405)
Minority investors' share of depreciation and amortization	1,096	(568)	490	(1,107)
(Gain) loss on:
Sales of operating real estate assets	—	38	—	38
Disposal of discontinued operations	—	(7,215)	55	(7,215)
Funds from operations of the operating partnership	$85,948	$88,535	$176,705	$185,102
Funds from operations per diluted share	$0.74	$0.76	$1.52	$1.58
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,583	116,808	116,611	116,811
Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$85,948	$88,535	$176,705	$185,102
Percentage allocable to Company shareholders (1)	56.29%	55.45%	56.24%	54.93%
Funds from operations allocable to Company shareholders	$48,380	$49,093	$99,379	$101,677

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$2,082	$2,426	$5,639	$8,294
Lease termination fees per share	$0.02	$0.02	$0.05	$0.07

Straight-line rental income	$1,254	$1,336	$2,394	$2,226
Straight-line rental income per share	$0.01	$0.01	$0.02	$0.02

Gains on outparcel sales	$3,352	$2,873	$7,138	$4,508
Gains on outparcel sales per share	$0.03	$0.02	$0.06	$0.04

Amortization of acquired above- and below-market leases	$2,762	$2,322	$5,692	$4,915
Amortization of acquired above- and below-market leases per share	$0.02	$0.02	$0.05	$0.04

Amortization of debt premiums	$1,928	$1,868	$3,830	$3,710
Amortization of debt premiums per share	$0.02	$0.02	$0.03	$0.03

Loss on impairment of real estate assets	$—	$(274)	$—	$(274)
Loss on impairment of real estate assets per share	$—	$—	$—	$—

Income tax provision	$(948)	$—	$(1,751)	$—
Income tax provision per share	$(0.01)	$—	$(0.02)	$—

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CBL Reports Second Quarter Results

August 2, 2007

Same-Center Net Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income	$22,688	$28,570	$47,731	$56,825

Adjustments:
Depreciation and amortization	60,530	54,241	117,174	108,404
Depreciation and amortization from unconsolidated affiliates	3,621	3,365	7,125	6,643
Depreciation and amortization from discontinued operations	435	230	859	1,348
Minority investors' share of depreciation and amortization in shopping center properties	1,096	(568)	490	(1,107)
Interest expense	68,814	63,661	134,941	127,590
Interest expense from unconsolidated affiliates	4,206	4,275	8,398	8,669
Minority investors' share of interest expense in shopping center properties	1,294	(1,189)	107	(2,351)
Loss on extinguishment of debt	—	—	227	—
Abandoned projects expense	551	(60)	600	(65)
Gain on sales of real estate assets	(2,698)	(2,030)	(6,228)	(2,930)
Loss on impairment of real estate assets	—	274	—	274
Gain on sales of real estate assets of unconsolidated affiliates	(654)	(804)	(910)	(1,537)
Income tax provision	948	—	1,751	—
Minority interest in earnings of operating partnership	9,035	17,726	22,598	35,855
(Gain) loss on disposal of discontinued operations	—	(7,215)	55	(7,215)
Operating partnership's share of total NOI	169,866	160,476	334,918	330,403
General and administrative expenses	10,570	9,062	20,767	18,649
Management fees and non-property level revenues	(12,454)	(6,204)	(19,239)	(10,865)
Operating partnership's share of property NOI	167,982	163,334	336,446	338,187
NOI of non-comparable centers	(3,056)	(2,259)	(5,418)	(5,929)
Total same-center NOI	$164,926	$161,075	$331,028	$332,258

Malls	$153,059	$149,195	$307,720	$308,535
Associated centers	7,265	7,364	14,516	14,527
Community centers	1,215	1,096	2,050	2,122
Other	3,387	3,420	6,742	7,074
Total same-center NOI	$164,926	$161,075	$331,028	$332,258

Percentage Change:
Malls	2.6%		-0.3%
Associated centers	-1.3%		-0.1%
Community centers	10.9%		-3.4%
Other	-1.0%		-4.7%
Total same-center NOI	2.4%		-0.4%

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CBL Reports Second Quarter Results

August 2, 2007

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	June 30, 2007
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,066,960	$884,746	$4,951,706
Minority investors' share of consolidated debt	(119,955)	—	(119,955)
Company's share of unconsolidated affiliates' debt	217,532	36,858	254,390
Company's share of consolidated and unconsolidated debt	$4,164,537	$921,604	$5,086,141
Weighted average interest rate	5.91%	6.20%	5.96%
	June 30, 2006
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,247,156	$1,119,463	$4,366,619
Minority investors' share of consolidated debt	(51,436)	—	(51,436)
Company's share of unconsolidated affiliates' debt	225,447	26,600	252,047
Company's share of consolidated and unconsolidated debt	$3,421,167	$1,146,063	$4,567,230
Weighted average interest rate	5.99%	6.21%	6.04%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2007

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,285	$36.05	$4,192,074
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			4,482,074
Company's share of total debt			5,086,141
Total market capitalization			$9,568,215
Debt-to-total-market capitalization ratio			53.2%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on June 29, 2007. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
2007:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	65,246	65,922	65,178	65,905
Weighted average operating partnership units	50,661	50,661	50,705	50,706
Weighted average shares- FFO	115,907	116,583	115,883	116,611
2006:
Weighted average shares - EPS	64,003	65,385	63,333	64,857
Weighted average operating partnership units	51,423	51,423	51,955	51,954
Weighted average shares- FFO	115,426	116,808	115,288	116,811

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Weighted average dividend per share	$0.51031	$0.46388	$1.02630	$0.92777
FFO per diluted, fully converted share	$0.74	$0.76	$1.52	$1.58
Dividend payout ratio	69.0%	61.0%	67.5%	58.7%

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CBL Reports Second Quarter Results

August 2, 2007

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	June 30, 2007	December 31, 2006
ASSETS
Real estate assets:
Land	$808,304	$779,727
Buildings and improvements	6,086,572	5,944,476
	6,894,876	6,724,203
Less: accumulated depreciation	(999,471)	(924,297)
	5,895,405	5,799,906
Held for Sale	28,992	—
Developments in progress	306,470	294,345
Net investment in real estate assets	6,230,867	6,094,251
Cash and cash equivalents	58,245	28,700
Receivables:
Tenant, net of allowance	61,415	71,573
Other	16,132	9,656
Mortgage notes receivable	32,872	21,559
Investments in unconsolidated affiliates	98,000	78,826
Other assets	230,212	214,245
	$6,727,743	$6,518,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$4,951,706	$4,564,535
Accounts payable and accrued liabilities	309,195	309,969
Total liabilities	5,260,901	4,874,504
Commitments and contingencies
Minority interests	516,732	559,450
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	—	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 65,645,516 and 65,421,311 issued and outstanding in 2007 and 2006, respectively	656	654
Additional paid-in capital	979,611	1,074,450
Accumulated other comprehensive (loss) income	(2,453)	19
(Accumulated deficit) retained earnings	(27,716)	9,701
Total shareholders' equity	950,110	1,084,856
	$6,727,743	$6,518,810

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